EXHIBIT 21.1

SUBSIDIARIES

Crystal River Capital TRS Holdings, Inc., a Delaware corporation

Crystal River CDO 2005-1, Ltd., a Cayman corporation

Crystal River CDO 2005-1, LLC, a Delaware limited liability company

CRC SPV 1, LLC, a Delaware limited liability company

CRC SPV 2, LLC, a Delaware limited liability company